EXHIBIT 21


                              LIST OF SUBSIDIARIES

                                                              Jurisdiction
                                                                      of
                  Subsidiary                                  Organization
                  ----------                                  ------------
          1. Dan River Factory Stores, Inc..................  Georgia
          2. The Bibb Company...............................  Delaware
          3. Dan River International Ltd....................  Virginia
          4. Dan River B.V..................................  The Netherlands
          5. Dan River de Mexico, S. de R.L. de C.V.........  Mexico
          6. Maquilas Pinnacle, S. de R.L. de C.V...........  Mexico
          7. Adercorp, S. de R.L. de C.V....................  Mexico
          8. Textiles Vega de Madero, S. de R.L. de C.V.....  Mexico
          9. Servicios a Corporaciones, S. de R.L. de C.V...  Mexico